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                                                                   EXHIBIT 10(w)


                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      BIRD ENVIRONMENTAL GULF COAST, INC.;

                     BIRD ENVIRONMENTAL TECHNOLOGIES, INC.;

                                BIRD CORPORATION;

                             GTS DURATEK, INC.; AND

                                GTSD SUB II, INC.

                          DATED AS OF NOVEMBER 29, 1995
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                                TABLE OF CONTENTS

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ARTICLE I:  DEFINITIONS..............................................................   1

ARTICLE II:  SALE AND PURCHASE OF STOCK..............................................   4
     Section 2.1  Purchase and Sale..................................................   4
     Section 2.2  Purchase Price.....................................................   4
     Section 2.3  Closing............................................................   5

ARTICLE III:  REPRESENTATIONS AND WARRANTIES
OF BETI and BIRD.....................................................................   6
     Section 3.1  Organization, Standing and Authority of BETI; Title to Stock.......   6
     Section 3.2  Organization, Standing and Authority of Bird.......................   6
     Section 3.3  Organization, Standing, Authority and Capitalization of Company....   7
     Section 3.4  No Conflicts.......................................................   8
     Section 3.5  No Other Pending Transactions......................................   9
     Section 3.6  Company's Names, Business, and Location of Company Assets..........   9
     Section 3.7  Subsidiaries.......................................................   9
     Section 3.8  Financial Statements...............................................   9
     Section 3.9  No Undisclosed Liabilities.........................................  10
     Section 3.10  Absence of Certain Changes, Events or Conditions..................  10
     Section 3.11  Litigation and Other Proceedings..................................  10
     Section 3.12  Licenses and Approvals............................................  11
     Section 3.13  Legal Compliance..................................................  11
     Section 3.14.  Material Contracts And Agreements................................  12
     Section 3.15  Title Matters.....................................................  12
     Section 3.16  Labor Matters.....................................................  13
     Section 3.17  Employee Benefit Plans and Pension Plans..........................  13
     Section 3.18  Insurance.........................................................  13
     Section 3.19  Condition of Company Assets.......................................  14
     Section 3.20  Intellectual Property.............................................  14
     Section 3.21  Environmental Matters.............................................  15
     Section 3.22  Customers and Suppliers...........................................  17
     Section 3.23  Brokers and Finders...............................................  17
     Section 3.24  Accounts Receivable...............................................  18
     Section 3.25  No Material Adverse Change........................................  18
     Section 3.26  Books and Records.................................................  18
     Section 3.27  Disaster..........................................................  18

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
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     Section 3.28  Tax Returns and Audits............................................  18
     Section 3.29  Due Diligence Review..............................................  19
     Section 3.30  Disclosure........................................................  19

ARTICLE IV:  REPRESENTATIONS AND WARRANTIES OF
PURCHASER AND GTSD...................................................................  19
     Section 4.1  Organizational Matters; Authority..................................  19
     Section 4.2  No Conflicts.......................................................  20
     Section 4.3  Litigation.........................................................  20
     Section 4.4  Brokers and Finders................................................  20

ARTICLE V:  COVENANTS AND AGREEMENTS.................................................  20
     Section 5.1  Consents; Cause Conditions to be Satisfied.........................  20
     Section 5.2  Best Efforts.......................................................  21
     Section 5.3  Certain Notifications..............................................  21
     Section 5.4  Competition........................................................  21
     Section 5.5  Non-Interference Agreement.........................................  22
     Section 5.6  Confidentiality....................................................  23
     Section 5.7  Tax Election.......................................................  23
     Section 5.8  Notification of Certain Events.....................................  23
     Section 5.9  Sharing of Expenses for RFI Work Plan..............................  23
     Section 5.10  Closure Trust Fund................................................  24
     Section 5.11  Knowledge of the Company..........................................  24
     Section 5.12  Vehicle Leases....................................................  24
     Section 5.13  Use of Company Logo...............................................  25

ARTICLE VI:  CONDITIONS PRECEDENT TO PURCHASER'S
OBLIGATIONS..........................................................................  25
     Section 6.1  Receipt of Stock Certificates......................................  25
     Section 6.2  Minority Shareholders Agreements...................................  25
     Section 6.3  Payments by Bird...................................................  25
     Section 6.4  Release from Liability.............................................  25
     Section 6.5  Required Approvals.................................................  26
     Section 6.6  Filings............................................................  26
     Section 6.7  Actions or Events Interfering with Agreement.......................  26
     Section 6.8  Representations and Warranties.....................................  26
     Section 6.9  Compliance with Agreements.........................................  26
     Section 6.10  Delivery of Certificates..........................................  27
     Section 6.11  Resignation of Officers and Directors.............................  27

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
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     Section 6.12  Termination of Certain Agreements.................................  27

ARTICLE VII:  CONDITIONS PRECEDENT TO THE COMPANY'S,
BETI'S AND BIRD'S OBLIGATIONS........................................................  28
     Section 7.1  Compliance with Agreements.........................................  28
     Section 7.2  Release of Liabilities.............................................  28
     Section 7.3  Representations and Warranties.....................................  28
     Section 7.4  Compliance with Agreements.........................................  28
     Section 7.5  Delivery of Certificates...........................................  28
     Section 7.6  Proceedings Taken..................................................  29

ARTICLE VIII:  INDEMNIFICATION.......................................................  29
     Section 8.1  Indemnification by BETI and Bird...................................  29
     Section 8.2  Indemnification by Purchaser and GTSD..............................  30
     Section 8.3  Procedures for Third Party Claims..................................  30
     Section 8.4  Limits for Recovery of Losses......................................  31
     Section 8.5  Waiver of Contribution.............................................  31
     Section 8.6  Sole Remedy........................................................  31

ARTICLE IX:  SURVIVAL................................................................  31

ARTICLE X:  MISCELLANEOUS............................................................  32
     Section 10.1  No Assignment.....................................................  32
     Section 10.2  Costs.............................................................  32
     Section 10.3  Publicity.........................................................  32
     Section 10.4  Confidentiality...................................................  32
     Section 10.5  Parties in Interest...............................................  33
     Section 10.6  Entire Agreement..................................................  33
     Section 10.7  Construction......................................................  33
     Section 10.8  Notices...........................................................  33
     Section 10.9  Counterparts......................................................  35
     Section 10.10  Governing Law....................................................  35
     Section 10.11  Specific Performance.............................................  35
     Section 10.12  Severability.....................................................  36
     Section 10.13  Further Assurances...............................................  36
     Section 10.14  No Drafting Presumption..........................................  36
     Section 10.15  Incorporation by Reference; Use of Certain Terms.................  36
     Section 10.16  Amendment and Waiver.............................................  36
     Section 10.17  Waiver of Jury Trial.............................................  36

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                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of this 29th day of November, 1995 by and among Bird Environmental Gulf Coast, Inc., a Texas corporation (the "Company"); Bird Environmental Technologies, Inc., a Delaware corporation and the sole stockholder of the Company ("BETI"); Bird Corporation, a Massachusetts corporation and the parent corporation of BETI ("Bird"); GTS Duratek, Inc., a Delaware corporation ("GTSD"), and GTSD Sub II, Inc., a Maryland corporation and a wholly-owned subsidiary of GTSD (the "Purchaser").

                              W I T N E S S E T H :

         WHEREAS, BETI desires to sell to the Purchaser and the Purchaser desires to purchase from BETI all of the capital stock of the Company held by BETI, which constitutes 80% of the issued and outstanding stock of the Company, upon the terms and provisions hereinafter set forth.

         WHEREAS, contemporaneously with the execution and delivery of this Agreement and effective as of the date hereof, (i) the Company, the Purchaser, GTSD and James Hogan, Mark Hogan, Barry Hogan and Samuel Lucas III (collectively, the "Minority Shareholders") will execute and deliver that certain Shareholders Agreement (the "Shareholders Agreement") outlining certain rights between the parties as stockholders of the Company, (ii) the Company will have executed with each of Mark Hogan, Barry Hogan and Samuel Lucas III employment agreements (the "Employment Agreements") and (iii) the Company, GTSD and James Hogan will have executed and delivered that certain technology license agreement (the "License Agreement") pursuant to which James Hogan will license to the Company and GTSD the technologies specified therein. The Shareholders Agreement, the Employment Agreements and the License Agreement shall be collectively referred to herein as the "Minority Shareholders Agreements".

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                             ARTICLE I: DEFINITIONS

         In addition to those terms defined elsewhere herein, when used herein, the following capitalized terms shall have the meanings indicated:

         "Affiliate" of a specified person means a person that (in the case of Bird or BETI only, as of the date hereof) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.
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         "Applicable Authority" shall mean any foreign, federal, state or local governmental or quasi-governmental instrumentality, agency, department, bureau, board or commission having authority or purporting to have authority over the Company, any of the Company Assets, or the operation of the Company's Business, including any entity with licensing or regulatory authority concerning Company and the operation of Company's Business.

         "Applicable Laws" shall mean all foreign, federal, state and local laws, regulations, rules, orders, decrees, ordinances or judgments applicable to the Company, the Company Assets, or the operation of the Company's Business, including all laws concerning the licensing and regulation of the Company and the conduct of the Company's Business.

         "Bird Instruments" shall mean the following documents to which the Minority Shareholders, certain of their Affiliates and certain Affiliates of Bird are parties: (a) that certain Pre-Incorporation Agreement dated August 9, 1991; (b) that certain Stock Option Agreement dated August 9, 1991; (c) that certain Voting Agreement dated August 9, 1991; (d) that certain Stock Purchase Agreement dated August 9, 1991; (e) that certain Amendment Agreement dated August 9, 1991; and (f) that certain Agreement dated June 18, 1994, forms of which documents are attached hereto as APPENDIX I.

         "Bird Letter of Intent" shall mean the letter of intent dated as of September 6, 1995 addressed to Mr. Frank S. Anthony, Vice President and General Counsel of Bird, from GTSD.

         "Code" means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations thereunder.

         "Company Assets" shall mean all of the properties and assets owned or leased by the Company, including without limitation, all of the following: the Property, the Tangible Operating Assets, the Intellectual Property, the Company Contracts, the Leases, and the Licenses and Approvals (as each term is defined below).

         "Company's Business" shall mean developing and implementing waste treatment technologies, as such activity was conducted prior to the shutdown or suspension of its operations as contemplated by the Bird Letter of Intent.

         "Company Contracts" shall mean, collectively, all contracts or agreements to which the Company is a party or by which the Company or any of the Company Assets is bound, including personal property leases, franchise, manufacturer's representative, distributorship, service, supply, maintenance, employee, leasing and management contracts and agreements affecting or involving the Property or the Company's Business.

         "GAAP" shall mean United States generally accepted accounting principles, applied on a consistent basis.

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         "Inventory" means all of Company's inventories as of the Closing Date relating to the Products, including all ingredients, finished goods, work in progress, raw materials, marketing materials and production, shipping and packaging supplies.

         "Leases" shall mean, collectively, all of the oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company or any other party is entitled to occupy and use any portion of the Property or pursuant to which Company leases to or from any other party any real property, including all renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing.

         "Licenses and Approvals" shall mean all certificates, licenses, permits or other approvals required or obtained by the Company in connection with the use or ownership of the Company Assets, the operation of the Company's Business or in connection with its use and occupancy of the Leased Facility or any of the Property.

         "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien or other charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

         "Material Adverse Effect" shall mean any material and adverse effect on the assets, properties, liabilities, business affairs, results of operations, condition (financial or otherwise) or prospects of the Company, provided that an effect resulting solely from the shutdown or suspension of the operations of and funding of the Company as described in the Bird Letter of Intent shall not be deemed to constitute a Material Adverse Effect.

         "Minority Shareholders" shall mean Barry Hogan, Brad Hogan, Samuel Lucas, III and James Hogan as shareholders holding in the aggregate 20% of the issued and outstanding capital stock of the Company.

         "Minority Shareholders' Letter of Intent" shall mean the letter of intent dated as of September 7, 1995 addressed to Mr. Barry K. Hogan, Executive Vice President of the Company from GTSD.

         "Organizational Documents" shall mean a corporation's Articles or Certificate of Incorporation and By-Laws, as amended or supplemented.

         "Person" or "person" means an individual, corporation, partnership, firm, association, joint venture, trust, unincorporated organization, government, governmental body, agency, political subdivision or other entity.

         "Products" means all of the products manufactured, distributed, marketed, sold or packaged in connection with the operation of the Company's Business.

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         "Property" shall mean, collectively, all of the land and the improvements thereon, together with any tangible property located thereon which would constitute a "fixture" under the laws of the State of Maryland and all personal property owned or leased by Company and used or useful in connection with the operation of the Company's business (other than that personal property included within the definition of "Tangible Operating Assets") and all of Company's right, title and interest in and to all privileges, appurtenances, and advantages belonging or in any way appertaining to any such land, including all easements, rights-of-way, water and riparian rights, air rights above the land, development rights, and all rights, title and interest in and to all adjoining streets, roads or alleys (public or private, open or proposed).

         "Restricted Agreement" shall refer to any of the Leases and Company Contracts (as each is defined in this Article I), to the extent that any such Lease or Company Contract contains any provision that, as a result of the consummation of the transactions contemplated by this Agreement, causes one or more of the following to occur: (i) Company is deemed to be in default under such Lease or Company Contract (with or without the giving of notice and any cure period); (ii) automatically voids such Lease or Company Contract or renders voidable by any party other than Company, the Lease or Company Contract or provides any party other than the Company with a right to terminate or rescind such Lease or Company Contract; (iii) imposes any fine, penalty, charge or increase in payments or other charges required to be made by the Company under such Lease or Company Contract; or (iv) otherwise modifies any of the material terms of such Lease or Company Contract.

         "Stock" shall mean the Company's common stock, $0.01 par value per share.

         "Tangible Operating Assets" shall mean, collectively, all of the tangible personal property owned or leased by the Company, wheresoever located, including Inventory, trade fixtures, stock-in-trade, equipment, and supplies.

                     ARTICLE II: SALE AND PURCHASE OF STOCK

         Section 2.1 Purchase and Sale.

         Subject to the terms and conditions hereinafter set forth, at the Closing, BETI will sell and transfer to Purchaser, and Purchaser will purchase from BETI, 560 shares of Stock, which is all of the Stock owned by BETI and which represents 80% of the issued and outstanding stock of the Company, free and clear of any and all Liens.

         Section 2.2 Purchase Price.

         The purchase price for the purchase of the Stock shall be the sum of $1.00 (the "Purchase Price") and no further payment from the Purchaser shall be required for the Stock. BETI hereby acknowledges receipt of the Purchase Price in full payment of the Stock.

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         Section 2.3 Closing.

         (a) Generally. Subject to the terms and conditions of this Agreement, the sale and purchase of the Stock contemplated hereby (the "Closing") shall take place at 10:00 a.m., local time, on November 29, 1995 (the "Closing Date") at the offices of Piper & Marbury L.L.P., or at such other time, date or place as BETI, Bird and Purchaser may mutually agree; provided, however, that prior to the Closing, all of the conditions in Articles VI and VII of this Agreement shall have been satisfied or waived, as the case may be.

         (b) BETI's Obligations at Closing. At the Closing, BETI will pay any costs required to be paid by it hereunder and will deliver to Purchaser the following (collectively, the "BETI Closing Documents"):

             (i) all original stock certificates in due and proper form evidencing the Stock to be sold by BETI;

             (ii) an endorsement on each original Stock certificate or separate stock powers duly executed in blank, together with such other instruments of conveyance as may be reasonably acceptable to Purchaser and its counsel and sufficient to transfer full, marketable title to the Stock to Purchaser, free and clear of any Liens;

             (iii) duly-executed resignations of each of the directors and officers of the Company;

             (iv) a good standing certificate of Company, dated no earlier than 5 calendar days prior to the Closing Date, certifying that the Company is in good standing in the State of Texas; and

             (v) such other documents and instruments as may be required to consummate the transactions contemplated hereunder.

         (c) Purchaser's Obligations at Closing. At the Closing, Purchaser will pay any costs required to be paid by it hereunder and will deliver the following to BETI:

             (i)   the Purchase Price; and

             (ii) such other documents and instruments as shall be required to consummate the transactions contemplated hereunder.

         (d) Bird's Obligations at or Prior to the Closing. To the extent that the current liabilities of the Company exceed the current assets of the Company as of August 31, 1995 (as determined by a nationally recognized independent public accounting firm selected by mutual agreement of Purchaser and Bird and set forth on Schedule 2.3(d) hereto), Bird will either (i) at or prior to the Closing, make payments on behalf of the Company to reduce the Company's outstanding accounts payable in the amount and to the extent that the Company's current

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liabilities exceed its current assets at August 31, 1995 or (ii) at the Closing, pay to the Company the amount by which the Company's current liabilities exceeded current assets at August 31, 1995.

                 ARTICLE III: REPRESENTATIONS AND WARRANTIES OF
                                  BETI AND BIRD

         BETI and Bird hereby jointly and severally represent and warrant to Purchaser and GTSD as of the Closing Date as follows:

         Section 3.1 Organization, Standing and Authority of BETI; Title to
Stock.

         (a) BETI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) BETI has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the instruments, documents, and agreements contemplated herein to be executed and delivered by BETI pursuant to this Agreement (collectively, the "BETI Instruments"). The execution, delivery and performance of this Agreement and the BETI Instruments have been duly authorized and approved by all necessary corporate action, and this Agreement and the BETI Instruments, when duly executed and delivered by BETI will constitute valid and legally binding obligations of BETI, enforceable against BETI in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

         (c) BETI owns 80% of the issued and outstanding capital stock of the Company free and clear of any Liens, right of first refusal or restriction of any kind other than to the Minority Shareholders. BETI is not a party to or bound by any options, calls, contracts of commitments of any character relating to any of the Stock or any other equity or debt security issued or to be issued by the Company, including any agreement, instrument or understanding, order or decree that would restrict the transfer by BETI of the Stock pursuant to this Agreement, other than agreements with the Minority Shareholders (which agreements will be terminated at or prior to the Closing).

         Section 3.2 Organization, Standing and Authority of Bird.

         (a) Bird is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts.

         (b) Bird has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the instruments, documents, and agreements contemplated herein to be executed and delivered by Bird pursuant to this Agreement (collectively, the "Bird Instruments"). The execution, delivery and performance of this Agreement and of the Bird

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Instruments have been duly authorized and approved by all necessary corporate action, and this Agreement and the Bird Instruments, when duly executed and delivered by Bird, will constitute valid and legally binding obligations of Bird, enforceable against Bird in accordance with their terms.

         Section 3.3 Organization, Standing, Authority and Capitalization of Company.

         (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to carry on the Company's Business as it is now being conducted and to own or lease the Company Assets. True, complete and correct copies of the Organizational Documents of the Company have been delivered to GTSD and the Organizational Documents are in full force and effect. The Company is not in violation, breach or default of any of the provisions of its Organizational Documents. The Company is duly qualified to do business in the jurisdictions set forth in Schedule 3.3(a) attached hereto, which jurisdictions represent all of the jurisdictions where the Company is required to be qualified as the result of the location of its assets or the conduct of the Company's Business, other than where the failure to qualify would not have a Material Adverse Effect.

         (b) Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the instruments, documents, and agreements contemplated herein to be executed and delivered by Company pursuant to this Agreement (collectively, the "Company Instruments"). The execution, delivery and performance of this Agreement and of the Company Instruments have been duly authorized and approved by all necessary corporate action, and this Agreement and the Company Instruments, when duly executed and delivered by the Company, will constitute valid and legally binding obligations of Company, enforceable against the Company in accordance with their terms.

         (c) The authorized capital stock of Company consists entirely of 3,000 shares of common stock, $0.01 par value, of which 700 shares are issued and outstanding. Three hundred (300) shares of common stock of Company are held in the Company's treasury and no shares of capital stock are reserved for issuance. All outstanding shares of capital stock of the Company have been duly authorized and are validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof. The Company is not a party to or bound by any options, warrants, rights, calls or other preemptive rights or other agreements or plans under which the Company may become obligated to issue, sell or transfer shares of its capital stock or other securities other than agreements with the Minority Shareholders (which agreements will be terminated at or prior to the Closing).

         (d) The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of the Company are as set forth in the Organizational Documents of the Company, copies of which have been furnished to GTSD.

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
         (e) There are no outstanding registration rights with respect to any capital stock of the Company other than as set forth in agreements with the Minority Shareholders (which agreements will be terminated at or prior to Closing).

         (f) The Company has no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof other than as set forth in agreements with the Minority Shareholders (which agreements will be terminated at or prior to Closing).

         (g) The Company has no knowledge of any voting agreements, voting trusts, stockholders' agreements, proxies or other agreements or understandings that are currently in effect or that are currently contemplated with respect to the voting of any capital stock of the Company other than as set forth in agreements with the Minority Shareholders (which agreements will be terminated at or prior to Closing).

         (h) All of the outstanding securities of the Company were issued in compliance with all applicable federal and state securities laws.

         (i) There are no outstanding contractual obligations (contingent or otherwise) of the Company that would prohibit or restrict the Company's ability to declare or pay dividends or to repurchase or redeem the Company's capital stock other than as set forth in agreements with the Minority Shareholders (which agreements will be terminated at or prior to Closing).

         (j) Since December 31, 1994, the Company has not (i) issued any capital stock, (ii) redeemed any capital stock, (iii) made any distributions on its capital stock or (iv) changed the tax basis of any of the Company Assets.

         Section 3.4 No Conflicts.

         Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby or under any of the Company Instruments, BETI Instruments or Bird Instruments will: (a) with or without notice or the passage of time or both, result in any violation, termination or modification of, or be in conflict with, (i) the Organizational Documents of the Company, BETI or Bird, (ii) any License and Approval, Lease or Company Contract, or any other instrument or agreement to which the Company, BETI or Bird is a party or by which the Company, BETI or Bird is bound other than agreements with the Minority Shareholders (which agreements will be terminated at or prior to Closing)., or (iii) any law, rule, regulation, ordinance, writ, injunction, judgment, decree or order applicable to the Company, BETI or Bird, (b) result in the creation of any Lien upon the Property or any of the other Company Assets or in the acceleration of any indebtedness or other obligation of the Company; or
(c) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any Applicable Authority, excluding, those that have already been obtained prior to the Closing.

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
         Section 3.5 No Other Pending Transactions.

         Except for the transactions contemplated by this Agreement: (i) neither BETI nor Bird is a party to or bound by or the subject of any agreement, commitment or undertaking with respect to the sale of all or any part of the Stock of the Company; and (ii) the Company is not a party to or bound by or the subject of any agreement, undertaking or commitment to merge or consolidate with, or acquire all or substantially all of the property and assets of, any other person, corporation, or entity, or to sell, lease or exchange all or substantially all of the Company Assets to any other person, corporation, or entity.

         Section 3.6 Company's Names, Business, and Location of Company Assets.

         The Company has conducted business under the name "Bird Environmental Gulf Coast, Inc." and the "San Leon Recycling Center" and no other names. The Company is in the business of developing and implementing waste treatment technologies. The Company has not engaged in and does not currently engage in any other business other than as described in the preceding sentence. The Company's chief executive office and principal place of business is located at 2700 Avenue S, San Leon, Texas 77539. Substantially all of the Company Assets are located at same address as its chief executive office and the Company does not currently have any places of business other than at such address. Set forth on Schedule 3.6 attached hereto is a complete and accurate listing of all locations at which the Company has conducted business, as owner, operator, lessor or otherwise over the last ten (10) years.

         Section 3.7 Subsidiaries.

         The Company does not own, or have any contract or other right to acquire, directly or indirectly, any capital stock or other equity securities of any Person, nor does the Company have any direct or indirect equity or ownership interest in any business other than the Company's Business.

         Section 3.8 Financial Statements.

         (a) The Company, BETI or Bird has delivered to GTSD copies of: (i) the unaudited balance sheet of the Company as of December 31, 1994 and the unaudited balance sheet of the Company as of August 31, 1995, and (ii) the related consolidated statements of income for the related annual and eight month periods ended December 31, 1994 and August 31, 1995, respectively (collectively, the "Financial Statements").

         (b) The Financial Statements: (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby; (ii) present fairly the financial condition and the results of operations of the Company as at the respective dates of and for the periods referred to in such financial statements; and (iii) are true, complete and correct in all material respects.

         Section 3.9 No Undisclosed Liabilities.

         Except as set forth on Schedule 3.9 attached hereto, the Company does not have any liabilities or obligations of any nature (whether known or unknown, matured or unmatured, disputed or undisputed, liquidated or unliquidated, fixed or contingent, secured or unsecured) except for liabilities or obligations reflected or reserved against in the Financial Statements and current liabilities incurred in the ordinary course of business since the respective dates thereof and provided such liabilities do not exceed $200,000 at Closing, which liabilities will be paid by Bird to Purchaser pursuant to Section 6.3 hereof at or prior to the Closing.

         Section 3.10 Absence of Certain Changes, Events or Conditions.

         Except as set forth in Schedule 3.10 attached hereto, since August 31, 1995:

         (a) the Company has not incurred any debt, obligation or liability except for normal debt incurred in the ordinary course of business and the Company Assets have not been subjected to any Liens other than those liens described on Schedule 3.10(a) attached hereto (the "Permitted Liens");

         (b) the Company Assets have not been sold or transferred;

         (c) there has not been any change in the Company's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement or other acquisition by Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

         (d) there has not been any payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (except in the ordinary course of business) or entry into any employment, severance, or similar contract or agreement with any director, officer or employee;

         (e) there has not been any damage to or destruction or loss of any asset or property of Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition or prospects of the Company taken as a whole; and

         (f) no agreements have been entered into, whether in writing or otherwise, to take any of the actions set forth in this Section 3.10.

         Section 3.11 Litigation and Other Proceedings.

         (a) Except as set forth on Schedule 3.11 attached hereto, there is no litigation, arbitration, mediation, or other investigation or proceeding pending nor, to the best of BETI's and Bird's knowledge, threatened or in prospect, against or relating to the Company, the Company Assets, the Company's Business, or the transactions contemplated by this Agreement; nor, is there any valid basis for any such litigation, arbitration, mediation, or other investigation or proceeding relating to the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.11 attached hereto, Company is not subject to, or bound by, any order of any court or Applicable Authority entered in any judicial, administrative or other proceeding to which it is or was a party. Except as set forth on Schedule 3.11 attached hereto, no matter set forth on Schedule 3.11 attached hereto would, if adversely decided, have a Material Adverse Effect on the business, operations, condition (financial or otherwise), liabilities, assets, earnings, working capital or prospects of the Company.

         (b) There is no litigation, arbitration, mediation, or other investigation or proceeding pending nor, to the best of Bird's or BETI's knowledge, threatened or in prospect, against or relating to Bird or BETI which seeks to prohibit, restrict or delay consummation of the transactions contemplated under this Agreement and there is no judgment, decree, injunction, ruling or order of any Court, Applicable Authority or arbitrator outstanding against Bird or BETI having any such effect.

         Section 3.12 Licenses and Approvals.

         Attached hereto as Schedule 3.12 is a complete and accurate list of all of the Licenses and Approvals held by Company. Company has provided GTSD with true, correct and complete copies of all of the Licenses and Approvals. To Bird's and BETI's actual or constructive knowledge, the Company owns or possesses and holds free from restrictions or conflicts with the rights of others all franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise), and all rights and privileges with respect to the foregoing, as are necessary for the conduct of its business as now being conducted, and as proposed to be conducted, except where the failure to own or possess and hold such franchises, licenses, permits, consents, approvals and other authority (governmental or otherwise) would not have a Material Adverse Effect. All of the Licenses and Approvals are in full force and effect and Company is not in violation with respect to any of them. No proceedings are pending or, to the best of BETI's and Bird's knowledge, threatened by any Applicable Authority to revoke or limit the scope of any of the Licenses and Approvals. Except as noted on Schedule 3.12 attached hereto, none of the Licenses and Approvals would be rendered ineffective or be required to be reissued as a result of the consummation of the transactions contemplated hereby.

         Section 3.13 Legal Compliance.

         Except as set forth on Schedule 3.13 attached hereto and except for matters covered by Sections 3.16, 3.17 and 3.21 (which matters are addressed exclusively in such respective sections), to Bird's and BETI's actual or constructive knowledge, the Company's Business and the operations of the Company are being conducted in compliance with all Applicable Laws and neither the Company, BETI nor Bird has received notice from any Applicable Authority that the

Company, the Company's Business or the Company Assets is not in compliance with any Applicable Laws.

         Section 3.14. Material Contracts And Agreements.

         Listed on Schedule 3.14 is a listing of all material contracts, agreements, leases, indentures or instruments of the Company. With respect to such material contracts, agreements, leases, indentures or instruments of the Company, the Company and, to the best of BETI's and Bird's knowledge, each other party thereto have in all material respects performed all the obligations required to be performed by them to date, have received no notice of default and are not in default, in any material respect, (with due notice or lapse of time or both) under any material contract, agreement, indenture or other instrument now in effect to which the Company is a party or by which it or its property may be bound. Bird and BETI have no knowledge of any breach and have received no written notice of any anticipated breach by the other party to any material contract or commitment to which the Company is a party. Except as noted on
Schedule 3.14 attached hereto, none of the Company's material contracts or agreements constitute a Restricted Agreement or would require the consent or approval of any party thereto, other than Company, or the consent or approval of any third party in connection with the consummation of the transactions contemplated hereby. Except as disclosed on Schedule 3.14, the Company is not a party to, or bound by, any material contract or agreement, any term of which materially adversely affects, or which the Company expects in the future to have a Material Adverse Effect. The Company is not a party to any contract or agreement with any Affiliate of the Company other than the Minority Shareholders (which agreements will be terminated at or prior to the Closing).

         Section 3.15 Title Matters.

         The Company has good and marketable title to the Company Assets owned by it, free and clear of all Liens except for (i) certain mechanics' liens or other similar statutory liens arising by operation of law in respect of obligations that are adequately reflected in the Company's balance sheet as of August 31, 1995, (ii) certain subsurface rights to the Company's real property
(iii) certain exceptions to title listed on the title report effective October 11, 1995 and attached hereto as Schedule 3.15 and (iv) other encumbrances of record as of the date that title insurance was obtained on the real property (collectively Items (i) through (iv) shall be referred to as the "Encumbrances"). The Encumbrances that exist on the Company's real property will not in any material way adversely affect the Company's use or enjoyment of its real property and will not in any material way adversely affect the Company's operations. The Company does not lease any real property. None of the properties owned by the Company is subject to any Liens which could reasonably be expected to materially and adversely affect the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         Section 3.16 Labor Matters.

         To Bird's and BETI's actual or constructive knowledge, the Company has complied in all material respects with all applicable federal and state laws relating to the employment of labor including the provisions thereof relating to wages, hours, collective bargaining and the payment of social security and taxes and is not liable for any arrears of wages or any tax or any penalty for failure to comply with any of the foregoing. No labor dispute, strike, work stoppage, employee action or labor relations problem of any kind which has affected or may affect Company has occurred since the inception of Company or, to BETI's and Bird's knowledge, is currently pending or threatened.

         Section 3.17 Employee Benefit Plans and Pension Plans.

         Copies of all of the Company's employee policy manuals have been provided to GTSD, which policy manuals contain a description of all material employee benefit plans and pension plans of the Company. The Company's employee benefit plans and pension plans comply in all material respects with applicable laws relating thereto and have been maintained in accordance with their plan documents. The Company has no liability (whether actual, contingent, with respect to any of its assets or otherwise) with respect to any of its employee benefit plans and other pension plans other than as adequately reflected in the Financial Statements. The Company, GTSD or any of GTSD's Affiliates will have no liability with respect to any benefit plans or pension plans of BETI or BETI's control group as defined in Section 414(b), (c), (m) or (o) of the Code. None of the Company's employee benefit plans and other pension plans contains any provisions which would prohibit the transactions contemplated by this Agreement or which would give rise to any severance, termination or other payments or liabilities as a result of the transactions contemplated by this Agreement.
Schedule 3.17 attached hereto contains the most recent quarterly listing of workers' compensation claims and a schedule of workers' compensation claims of the Company for the last three fiscal years.

         Section 3.18 Insurance.

         The Company maintains and has maintained all such general liability, pollution liability, product liability, fire, casualty and motor vehicle insurance set forth on Schedule 3.18. All such insurance policies continue to be in full force and effect, and the Company is in compliance with all requirements and provisions thereof. True and correct copies of all insurance policies relating to such coverage have been provided by the Company to GTSD. No notice of cancellation has been given to or received by the Company with respect to any of its insurance policies, and no such policies are subject to any retroactive rate or audit adjustments or coinsurance arrangements. The Company, BETI and Bird have no reason to believe that the pollution liability insurance coverage will not be renewed upon expiration thereof at premiums substantially equivalent to those currently being paid by the Company. The Company is not currently involved in any projects and, accordingly, the Company is not currently required to post any completion performance and other bonds and indemnities. The Company, BETI or Bird has provided GTSD with a list of all property damage, personal injury claims and workers' compensation claims asserted against the Company with respect to the Company's Business during the past five (5) years involving any claim in excess of $10,000. The Company has not received any notice from any insurance company or insurance board of underwriters of the existence of any default or unsafe condition with respect to the Property that remains unsatisfied or uncured or that will remain unsatisfied or uncured as of the Closing Date.

         Section 3.19 Condition of Company Assets.

         (a) The Company Assets include all assets, properties, licenses and other agreements necessary for the continued conduct of Company's Business after the Closing in substantially the same manner as conducted prior to the Closing.

         (b) Attached as Schedule 3.19(b) is a complete and accurate summary of all of the Tangible Operating Assets of Company.

         Section 3.20 Intellectual Property.

         (a) Schedule 3.20 hereto contains a complete and accurate list of all patents, trademarks, servicemarks and copyrights (registered or unregistered), trade names, assumed names, brand names and all applications therefor, owned, used or filed by the Company and the Company has sufficient trademarks, trade names, service marks, patent rights, copyrights, manufacturing processes, formulae, applications, trade secrets, know how, licenses, approvals and governmental authorizations (or rights thereto) (collectively, the "Intellectual Property") to conduct its business as conducted prior to the Closing Date except where the absence of such Intellectual Property would not have a Material Adverse Effect. Except as set forth in Schedule 3.20 attached hereto, the patents, trademarks and the copyrights that constitute Intellectual Property are valid, subsisting and enforceable, and the patents, registered trademarks and registered copyrights are duly recorded in the name of Company.

         (b) The Company has the right, free from any Liens, to use the Intellectual Property and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule
3.20 attached hereto, within the last five years, no claims have been asserted by any entity or person with respect to, or challenging or questioning, the ownership, validity, enforceability or use of the Intellectual Property by the Company, nor, to the knowledge of BETI and Bird, is there a valid basis for any such claim. The use or other exploitation of such Intellectual Property by the Company prior to the Closing has not infringed the rights of any other entity or person. To the best of BETI's and Bird's knowledge, no entity or person is infringing the rights of the Company with respect to such Intellectual Property and the Company has no reasonable basis to claim such infringement. Schedule
3.20 attached hereto sets forth a complete and accurate list of all license agreements between Company and third-parties with respect to the use of the Intellectual Property.

         Section 3.21  Environmental Matters.

         (a) As used in this Environmental Matters Section, the following terms shall have the definitions indicated:

             (i) "Company's Properties" means any real property or facility currently owned, leased or operated by the Company or previously owned, leased or operated by the Company.

             (ii) "Environmental Law" means any statute, regulation, rule, code, common law, order or judgment of any applicable federal, state, local or foreign jurisdiction relating to pollution, hazardous substances, hazardous wastes, petroleum or otherwise relating to protection of the environment, natural resources or human health, including, by way of example and not by way of limitation, the Clean Air Act ("CAA"); Clean Water Act ("CWA"); Resource Conservation and Recovery Act ("RCRA"); Comprehensive Environmental Response Compensation, and Liability Act ("CERCLA"); Emergency Planning and Community Right-to-Know Act ("EPCRA"); Federal Insecticide, Fungicide and Rodenticide Act; Safe Drinking Water Act ("SDWA"); Toxic Substances Control Act ("TSCA"); Hazardous Materials Transportation Act ("HMTA"); Occupational Safety and Health Act ("OSHA"); and Endangered Species Act of 1973, each as currently amended;

             (ii) "Regulated Substances" means any substance regulated under Environmental Laws, including but not limited to: asbestos and asbestos-containing materials ("ACMs"), polychlorinated biphenyls ("PCBs"); urea-formaldehyde in any of its forms; petroleum and its fractions; radioactive materials; and any substances defined as "hazardous waste," "hazardous substances," "pollutants or contaminants," "toxic substances," "hazardous chemicals," "hazardous air pollutants," "toxic chemicals" or "hazardous materials" under the CAA, CWA, RCRA, CERCLA, EPCRA, SDWA, TSCA, HMTA or OSHA.

             (iii) "Environmental Condition" means

                   (a) the Release of any Regulated Substances into the environment in an amount and under circumstances that would require notice, removal or remediation, or constitute a basis for a claim or cause of action;

                   (b) the environmental, health or safety aspects of the transportation, storage, treatment, handling, use or disposal of materials in connection with the operations or past operations of the Company's business; or

                   (c) the violation, or alleged violation, of any Environmental Law, order, permit or license of or from any governmental authority, agency or court relating to environmental, health or safety matters; and

             (iv) "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment of any Regulated Substance.

         (b) Except as set forth in Schedule 3.21, there has been no Release at, on, under or from any of the Company's Properties.

         (c) Except as set forth in Schedule 3.21, there has been no Release at, on, under or from any nearby properties that has migrated or threatened to migrate onto or under the Company's Properties or that would or could otherwise affect the Company's Properties, and, to the best knowledge of BETI and Bird, there is currently no threat of a Release at, on, under or from any nearby properties that would or could migrate onto or under the Company's Properties or that would or could otherwise affect the Company's Properties.

         (d) No PCBs, asbestos or ACMs, urea-formaldehyde or radioactive materials are located on the Company's Properties.

         (e) Except as set forth in Schedule 3.21, no storage tanks, underground or otherwise, are or have been located on any of the Company's Properties. To the knowledge of BETI and Bird, none of the storage tanks set forth in Schedule
3.21 is leaking or has ever leaked.

         (f) Except as set forth in Schedule 3.21, the Company has complied with all Environmental Laws with respect to any operations now or previously conducted by the Company. Except as set forth in Schedule 3.21, the Company has no existing or potential liability under any Environmental Laws.

         (g) Except as set forth in Schedule 3.21, the Company has not received any notice, letter, citation, order, warning, complaint, inquiry, information request or demand that: (i) it has violated or is in violation of any Environmental Law; (ii) there has been a Release at or from the Company's Properties, or any property where the company's wastes or products have been sent; or (iii) it may be or is liable, in whole or in part, for the costs of cleaning up, remediating, removing or responding to a Release.

         (h) To the best knowledge of the Company, BETI or Bird, no other party has received any notice, demand, suit, inquiry or information request pursuant to CERCLA or any comparable state law relating to the Company, the Company's Properties or any property where the Company's wastes or products have been sent.

         (i) None of the Company's Properties is listed on any regulatory list of contaminated properties, including but not limited to the National Priorities List promulgated pursuant to CERCLA, the CERCLIS or any federal, state or local counterpart.

         (j) Except as set forth in Schedule 3.21, no environmental approvals, clearances or consents are required under applicable law from any governmental entity or authority in order for the parties to this Agreement to consummate the transactions contemplated herein or for the Company to conduct its business as presently conducted or proposed to be conducted.

        (k) The Company has disclosed, prior to the date of this Agreement, its waste practices, its use of Regulated Substances and all potentially material environmental matters, and has disclosed all reports, audits assessments, studies, inspections, evaluations, surveys, remedial action plans or other similar documents relating to any Environmental Condition, whether or not material, of the Company's Properties or operations.

         (l) Except as set forth in Schedule 3.21, to the knowledge of BETI and Bird, no location to which the Company transported or caused to be transported any Regulated Substances for storage, recycling, treatment or disposal is or has been the subject of any cleanup or remediation of such location pursuant to any Environmental Law.

         (m) The Company's Properties are not subject to any Lien in favor of any governmental entity or other party for any liability, costs, or damages incurred by such governmental entity or other party in response to a Release.

         Section 3.22 Customers and Suppliers.

         The Company, BETI or Bird has delivered to GTSD a complete and accurate list of the Company's ten largest customers and suppliers (measured by dollar volume of purchases and sales, as applicable) and the dollar amount of the Company's Business which each customer and supplier represented during the fiscal year ended 1994 and the eight months ended August 31, 1995. Neither the Company, BETI nor Bird has received any oral or written notice that any such supplier or any customer of Company does not plan to continue to do business with Company, or plans to reduce its supplies to or volume of orders from the Company or will not do business on substantially the same terms and conditions with Purchaser subsequent to the Closing Date as such supplier or customer did with Company before such date, except for those suppliers that may discontinue doing business with the Company or modify the terms upon which they do business with the Company due to the fact that the Company is delinquent in the payment for goods or services provided by such supplier.

         Section 3.23 Brokers and Finders.

         Neither the Company, BETI, Bird nor any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

         Section 3.24 Accounts Receivable.

         All accounts receivable of the Company that are reflected in the Financial Statements (the "Accounts Receivable") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. All Accounts Receivable have been collected in full.

         Section 3.25 No Material Adverse Change.

         Since August 31, 1995, there has not been any material adverse change in the Company Assets or the Company's financial condition, customer or business prospects other than a change resulting from the shutdown or suspension of operations or of funding of the Company as described in the Bird Letter of Intent.

         Section 3.26 Books and Records.

         The minute books, stock record books, and other records of the Company, all of which have been made available to GTSD, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of such books and records will be in the possession of the Company.

         Section 3.27 Disaster.

         Neither the business nor the Property of the Company is currently affected (or has been affected at any time since December 31, 1994) by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), of a kind which (individually or in the aggregate) has, or could have, a Material Adverse Effect on the assets, properties, liabilities, business, affairs, results of operations, condition (financial or otherwise) or prospects of the Company.

         Section 3.28 Tax Returns and Audits.

         The Company has duly filed all income, franchise and other federal, state and local tax returns, notices and reports that it has been or is required to file. Except as may be otherwise disclosed in writing to the Purchaser or GTSD, the Company is not delinquent in the payment of any taxes nor has it requested any extension of time within which to file any tax return which return has not since been or will not be timely filed. No deficiency for any tax has been asserted or assessed against the Company other than as reflected in the Financial Statements. The

Company has withheld or otherwise collected all taxes or amounts it was required to withhold or collect under any applicable federal, state or local law, including, without limitation, any amounts required to be withheld or collected with respect to employee state and federal income tax withholding, social security, unemployment compensation, sales or use taxes or workmen's compensation, and all such amounts have been timely remitted to the proper authorities.

         Section 3.29 Due Diligence Review.

         The Company, BETI or Bird has made available for GTSD's review all information reasonably requested by the Purchaser in connection with GTSD's due diligence examination.

         Section 3.30 Disclosure.

         All schedules, exhibits, documents, certificates, reports or written statements furnished or to be furnished to GTSD by or on behalf of the Company, BETI or Bird with this Agreement or the transactions contemplated hereby and delivered at Closing are true, complete and accurate in all material respects, and no representation or warranty made in this Agreement or information furnished pursuant hereto to GTSD (including information contained in the schedules or documents referred to herein) contains any untrue statement of a material fact or fails to include a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they are made, not misleading. To Bird's and BETI's knowledge, neither Bird, BETI nor the Company has failed to disclose to GTSD any facts material to the business, operations, condition (financial or otherwise), liabilities, assets, earnings or working capital of the Company.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF PURCHASER AND GTSD

         Purchaser and GTSD hereby jointly and severally represent and warrant to BETI and Bird as of the Closing Date as follows:

         Section 4.1 Organizational Matters; Authority.

         (a) Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. GTSD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         (b) Purchaser and GTSD have all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the instruments, documents, and agreements contemplated herein to be executed and delivered by Purchaser pursuant to this Agreement to which each is a party (collectively, the "GTSD Instruments"). The execution, delivery and performance of this Agreement and of the GTSD Instruments have been duly authorized and approved by all necessary corporate action and this Agreement and the GTSD Instruments, when duly executed and delivered by Purchaser and GTSD, as applicable, will constitute valid and legally binding obligations of Purchaser and GTSD, as applicable, enforceable against each that is a party thereto in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to the rights of creditors generally.

         (c) Purchaser is purchasing the Stock for its own account, and the Stock is being purchased by it for investment and not with a present view to any distribution thereof in violation of applicable securities laws.

         Section 4.2 No Conflicts.

         Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby or under any of the GTSD Instruments will: (a) with or without notice or the passage of time or both, result in any violation, termination or modification of, or be in conflict with, (i) the Organizational Documents of the Purchaser or GTSD, or (ii) any law, rule, regulation, ordinance, writ, injunction, judgment, decree or order applicable to the Purchaser or GTSD, (b) result in the creation of any Lien upon the property or assets of the Purchaser or GTSD or in the acceleration of any indebtedness or other obligation of the Purchaser or GTSD; or (c) require the filing, declaration or registration with, or permit, consent or approval of, or the giving of any notice to, any Applicable Authority, excluding, those that have already been obtained prior to the Closing.

         Section 4.3 Litigation.

         There is no litigation, arbitration, mediation, or other investigation or proceeding pending or, to Purchaser's and GTSD's knowledge, threatened or in prospect, against Purchaser or GTSD with respect to the transactions contemplated by this Agreement.

         Section 4.4 Brokers and Finders.

         Neither Purchaser, GTSD nor any of their officers, directors or employees have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement.

                       ARTICLE V: COVENANTS AND AGREEMENTS

         Section 5.1 Consents; Cause Conditions to be Satisfied.

         The Company, BETI and Bird agree to take all necessary corporate or other action, and will use their reasonable best efforts to complete all filings and obtain, or assist Purchaser or GTSD in obtaining, such licenses, permits, consents, waivers, approvals, and authorizations of third parties and Applicable Authorities as may be necessary or appropriate in connection with: (i) the execution and delivery of this Agreement; (ii) the consummation of the transactions contemplated hereby or (iii) the ownership or use of the Company Assets or the operation of the Company's Business.

         Section 5.2 Best Efforts.

         (a) Each of the Company, BETI and Bird shall use their reasonable best efforts to cause all of the conditions contained in Article VI of this Agreement to be satisfied.

         (b) Purchaser and GTSD shall use their reasonable best efforts to cause all of the conditions contained in Article VII of this Agreement to be satisfied.

         Section 5.3 Certain Notifications.

         At all times prior to the Closing, each party hereto shall as promptly as reasonably practicable notify the other in writing of the occurrence of any event as to which it obtains knowledge that would make the representations, warranties and disclosures made herein untrue or misleading or which is reasonably likely to result in the failure of a condition specified in Article VII or Article VIII hereof.

         Section 5.4 Competition.

         (a) The following terms when used in this Section 5.4 shall have the following meanings:

         "Competition" means (i) the treatment and disposal of hazardous and other wastes, and (ii) any business which is competitive with the Company's Business as it is now operated.

         "Directly or Indirectly" means either for one's own account or as a partner, shareholder, director, officer, principal, agent or employee of another person.

         "Person" means an individual, corporation, partnership, joint venture, trust or other entity.

         "Restricted Territory" means the United States, Canada and all other jurisdictions worldwide in which the Company is conducting or has conducted the Company's Business at or prior to the Closing.

         (b) BETI and Bird shall not, for a period of five years after the date hereof, Directly or Indirectly, engage in any Competition in the Restricted Territory; provided, that BETI or Bird may, without violating this covenant (i) own as a passive investment not in excess of 5% of the outstanding capital stock of a corporation which engages in Competition if such capital stock is a security which is actively traded on an established national securities exchange; and (ii) have an ownership interest otherwise proscribed by this
Section 5.4 if such interest arises as a result of the acquisition of a business entity not principally engaged in a business in Competition with that of the Company.

         (c) Neither BETI nor Bird shall, directly or indirectly, for itself or on behalf of any other Person, induce or attempt to induce any employee of the Company to leave his or her employment with the Company at any time within three years from the Closing Date.

         (d) BETI and Bird each acknowledges that in view of the nature of the Company's Business and the business objectives of Purchaser in acquiring it, the foregoing territorial and time limitations are reasonable and properly required for the adequate protection of Purchaser and that in the event that any such territorial or time limitation is deemed to be unreasonable and is then reduced by a court of competent jurisdiction, then, as reduced, the territorial and/or time limitation shall be enforced.

         (e) BETI and Bird further acknowledge that the remedy at law for any breach by it of the agreements contained in this Section 5.4 will be inadequate and that Purchaser will be entitled to seek injunctive relief without being required to prove actual damages or post bond. This Section 5.4 constitutes an independent and severable covenant and if any or all of the provisions of this
Section 5.4 are held to be unenforceable for any reason whatsoever, it will not in any way invalidate or affect the remainder of this Agreement which will remain in full force and effect.

         Section 5.5 Non-Interference Agreement.

         BETI and Bird covenant and agree that neither they nor any Affiliate of either of them will, at any time after the Closing, directly or indirectly, for whatever reason, whether for their own account or for the account of any other person, firm, corporation or other organization: (i) solicit, deal with or otherwise interfere with any of the Company's Business or Company's existing or potential contracts or relationships with any affiliate, employee, officer, director or any independent contractor whether or not the person is employed by or associated with the Company on the Closing Date or at any time thereafter;
(ii) solicit, accept, deal with or otherwise interfere with the continuance of supplies to Company (or the terms relating to such supplies), from any suppliers who have been supplying goods, materials or services to Company at any time during the last five years prior to the date of this Agreement; (iii) solicit, accept, deal with or otherwise interfere with the Company's Business or Company's existing or potential contracts or relationships with any independent contractor, customer, client or consultant of the Company, or any person who is a bona fide or prospective independent contractor, customer, client or consultant thereof; or (iv) solicit or otherwise interfere with any existing or proposed contract between the Company and any other party whatsoever.

         Section 5.6 Confidentiality.

         BETI and Bird agree that they may possess certain data and knowledge of the operations of the Company which are proprietary in nature and confidential. BETI and Bird covenant and agree that they will not, for a period of three years after the Closing, reveal, divulge or make known to any person (other than Purchaser, GTSD or the Minority Shareholders) or use for its own account or for the account of any person, firm, corporation or other organization, any confidential or proprietary information, method, record, data, trade secret, pricing policy, bid amount, bid strategy, rate structure, personnel policy, method or practice of soliciting or obtaining or doing business by the Company, or any other confidential or proprietary information whatsoever relating to the Company or its Affiliates, whether or not obtained with the knowledge and permission of Purchaser or its Affiliates. BETI and Bird further covenant and agree that for a period of three years from the Closing Date, they shall not divulge any such confidential or proprietary information which it may acquire during any transition period in which it assists or consults with Purchaser or its Affiliates to facilitate the transfer and the continued success of the Company, respecting such confidential and proprietary information in trust for the sole benefit of Purchaser and its Affiliates and their successors and assigns. The foregoing provisions shall not be applicable to any disclosure or use of confidential information or knowledge that can be demonstrated to have
(i) been publicly known prior to the date of this Agreement, (ii) become well known by publication or otherwise not due to the unauthorized act or omission on the part of BETI or Bird or their Affiliates, or (iii) been supplied to BETI or Bird by a third party without violation of the rights of the Company or the Purchaser or any other party.

         Section 5.7 Tax Election.

         The Company, Bird or BETI will not make any elections which changes the tax basis of the Company's assets or liabilities for any date subsequent to December 31, 1994 other than (i) depreciation of fixed assets through methods established in the 1994 federal income tax returns of the Company or (ii) changes in the normal course of business.

         Section 5.8 Notification of Certain Events.

         Bird covenants and agrees that it shall provide written notice to GTSD within 15 days of execution of an agreement providing for: (i) the merger or consolidation of Bird with or into any other entity, (ii) the sale of all or substantially all of the assets of Bird to another entity, (iii) the liquidation, dissolution or any other similar fundamental corporate transaction.

         Section 5.9 Sharing of Expenses for RFI Work Plan.

         The Company and Bird covenant and agree that they shall share equally all costs and expenses for Phase I of the RFI Work Plan which has been submitted to the Texas Natural Resource Conservation Commission ("TNRCC"). In connection therewith, the Company covenants and agrees that it shall use all reasonable efforts to minimize the costs and expenses of such work and to use the Company's personnel to perform such work wherever reasonably possible.

         Section 5.10 Closure Trust Fund.

         The parties hereto covenant and agree that all contributions by, or on behalf of, the Company to the date hereof to the closure trust fund pursuant to that certain Trust Agreement between the Company, as grantor, and Texas Commerce Bank, N.A., as trustee, dated December 8, 1992 as required by the Texas Water Commission, the predecessor to the TNRCC, shall remain an asset of the Company following the Closing, and Bird, BETI or its Affiliates shall have no right or claim to such contributions. The parties further covenant and agree that the closure trust fund shall not be deemed to be a current asset for purposes of Bird's obligations pursuant to Section 2.3(d). GTSD and GTSD Sub covenant and agree that they will use their reasonable efforts to cause the Company to self-insure for any of the plant closure obligations mandated by the TNRCC and, in the event the Company is able to do so within two (2) years from the date of Closing hereunder, without any additional direct or indirect cost to the Company, effect on the Company's credit, or credit enhancement by GTSD or its Affiliates, it will distribute any funds contributed by the Company, BETI or Bird prior to the Closing and received from the termination of the trust fund, less any reasonable out of pocket expenses incurred by GTSD, the Company or their Affiliates in connection therewith, promptly to Bird. In the event the Company is able to reduce the plant closure obligations mandated by the TNRCC within two (2) years from the date of Closing hereunder, it will distribute to Bird a portion of the funds contributed by the Company, BETI or Bird prior to the Closing, and such portion shall equal the product of the aggregate amount of funds contributed prior to the Closing and the percentage reduction in the aggregate funding obligation of $2 million. The distributions to Bird required by the previous sentence will be made either (i) when funds are released from the trust fund, (ii) as the annual payments to the trust fund are reduced to the extent of such reduction or (iii) when the trust fund is terminated earlier than when it would have terminated otherwise but for the reduction.

         Section 5.11 Knowledge of the Company.

         For purposes of Article III hereof, the knowledge of the Company or the Minority Shareholders shall not be imputed to the knowledge of Bird or BETI whenever a representation or warranty contained therein is made to the knowledge of Bird or BETI.

         Section 5.12 Vehicle Leases.

         The Company agrees to assume the current leases for the Company's automobiles that are reflected on Schedule 5.12 hereto pursuant to the terms that are reflected on such schedule.

         Section 5.13 Use of Company Logo.

         If and to the extent that the logo used by the Company prior to the date hereof is owned by BETI, Bird or an Affiliate thereof, then such party hereby assigns to the Company the right to use such logo for a period of two (2) years from the date hereof and such party agrees to execute any and all documents or instruments that may be reasonably necessary, as determined by counsel to the Company, to evidence such assignment.

           ARTICLE VI: CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

         Unless waived in writing by Purchaser in its sole discretion, the obligations of Purchaser hereunder shall be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent:

         Section 6.1 Receipt of Stock Certificates.

         The Purchaser shall concurrently receive the certificates for the Stock contemplated by Article II, Section 2.1 hereof.

         Section 6.2 Minority Shareholders Agreements.

         The Purchaser, GTSD and the Minority Shareholders shall have entered into the Minority Shareholders Agreements, including the Shareholders Agreement, the Employment Agreements and the License Agreement in forms acceptable to the Purchaser and GTSD.

         Section 6.3 Payments by Bird.

         Bird shall have paid (i) any amount required pursuant to Article II,
Section 2.3(d) of this Agreement and (ii) any costs incurred by the Company in connection with putting the Bird Gulf Coast Recycling Center in a state of suspension during the period of August 31, 1995 until the Closing Date, which includes putting the desorber and other processing equipment in a safe shutdown condition, removing substantially all processed and unprocessed inventory and residuals from the site, emptying tanks that were being used by the Company and continuing the employment of the employees listed on Schedule 6.3 and providing the necessary support from the Company to complete GTSD's due diligence effort, provided that Bird will be limited to a maximum payment amount of $200,000 for such costs pursuant to this clause (ii) of this Section 6.3.

         Section 6.4 Release from Liability.

         The Minority Shareholders shall have released Purchaser, its Affiliates and their officers, directors, stockholders, employees, agents, successors and assigns from any and all obligations, liabilities, claims, causes of action and damages whether past or present, real or contingent, in tort or contract or otherwise, in law or equity, including but not limited to, obligations in connection with the payment of severance benefits to any Minority Shareholders, whether arising under such individual's current employment agreements and arrangements with Bird, BETI, or any other subsidiary of Bird, or otherwise and such release shall be in form and substance reasonably acceptable to Purchaser and its counsel.

         Section 6.5 Required Approvals.

         All approvals, consents, waivers, actions or consents from any Applicable Authority or any other Person required for the consummation of the transactions contemplated hereby and necessary for the Company to engage in the Company's Business following the Closing shall have been obtained and shall be effective and in form and substance satisfactory to the Purchaser.

         Section 6.6 Filings.

         The Company, BETI and Bird shall make all filings and take all other actions necessary to cause the transaction contemplated hereby to become effective under applicable law.

         Section 6.7 Actions or Events Interfering with Agreement.

         No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency which seeks to restrain, prohibit or delay, or seeks damages or other relief in connection with, this Agreement or the transactions contemplated hereby, or which could have a Material Adverse Effect upon the financial condition, Company's Business, Company Assets or prospects of the Company. The Company shall not have been adversely affected in any material way by any act of God, fire, flood, war, labor disturbance, legislation (proposed or enacted) or other event or occurrence, and there shall have been no change in the Company Assets, financial condition, customer or business prospects since August 31, 1995 other than a change resulting from the shutdown or suspension of operations of the Gulf Coast Recycling Center.

         Section 6.8 Representations and Warranties.

         The representations and warranties set forth in Article III shall be true and accurate at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         Section 6.9 Compliance with Agreements.

         The Company, BETI and Bird shall have performed and complied in all respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing Date.

         Section 6.10 Delivery of Certificates.

         (a) Each of the Company, BETI and Bird shall have delivered to Purchaser a certificate of its president or any vice president certifying (i) the fulfillment of the conditions set forth in this Article VI, (ii) that attached as exhibits thereto are certified, true, correct and complete copies of resolutions of the Board of Directors of such corporation authorizing the execution and delivery of this Agreement, the performance of that party's obligations hereunder and appointing one or more specific individuals to execute and deliver all of the instruments and documents required to be executed and delivered by such party pursuant to the terms and conditions hereof and (iii) the names and signatures of the officers authorized to execute and deliver this Agreement and the other documents and instruments required hereby and that all such officers still hold the office or position set forth in such certificate.

         (b) The Company shall have delivered a certificate, dated as of the Closing Date, executed by the President and the Secretary of the Company, that:
(i) certifies that attached as exhibits thereto are certified true, correct and complete copies of the Company's Organizational Documents and (ii) certifies that as of the Closing Date, the Company's Organizational Documents have not been revoked, rescinded or amended and remain in full force and effect.

         (c) The Company shall have furnished to Purchaser certificates of valid existence and good standing from the jurisdictions in which the Company is organized and certificates of qualification to do business as a foreign company in each of the jurisdictions in which such qualification is necessary.

         Section 6.11  Resignation of Officers and Directors.

         If and to the extent requested by the Purchaser, the existing officers and directors of the Company shall have submitted resignations to be effective upon the Closing.

         Section 6.12 Termination of Certain Agreements.

         The Bird Instruments, the License Agreement between Jim Hogan and the Company dated April 1, 1993, the Employment Letter between the Company and Brad Hogan dated August 9, 1991 and the Employment Letter between the Company and Barry Hogan dated July 1, 1994 shall have been terminated at or prior to the Closing and the Company, GTSD and its Affiliates shall have been released from any and all obligations and liabilities under such agreements.

         ARTICLE VII: CONDITIONS PRECEDENT TO THE COMPANY'S, BETI'S AND
                               BIRD'S OBLIGATIONS

         Unless waived in writing by the Company, BETI or Bird, the obligations of the Company, BETI or Bird hereunder shall all be subject to the fulfillment, prior to or at the Closing, of each of the following conditions precedent:

         Section 7.1 Compliance with Agreements.

         Purchaser and GTSD shall have performed and complied in all material respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by Purchaser and GTSD prior to or at the Closing Date.

         Section 7.2 Release of Liabilities.

         The Minority Shareholders shall have released the Company, BETI, Bird, any of their Affiliates and any of their officers, directors, stockholders, employees, agents, successors and assigns from any and all obligations, liabilities, claims, causes of action and damages, whether past or present, real or contingent, in tort or contract or otherwise, in law or equity, including but not limited to, obligations in connection with the payment of severance benefits to any Minority Shareholders, whether arising under such individual's current employment agreements and arrangements with Bird, BETI, or any other subsidiary of Bird, or otherwise, and such release shall be in form and substance reasonably acceptable to the Company, BETI and Bird and their counsel.

         Section 7.3 Representations and Warranties.

         The representations and warranties set forth in Article IV shall be true and accurate at and as of the Closing Date as though such representations and warranties were made at and as of such time.

         Section 7.4 Compliance with Agreements.

         The Purchaser and GTSD shall have performed and complied in all respects with all of its agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

         Section 7.5 Delivery of Certificates.

         The Purchaser and GTSD shall have delivered to the Company, BETI and Bird a certificate of their president or any vice president certifying (i) the fulfillment of the conditions set forth in this Article VII, (ii) that attached as exhibits thereto are certified, true, correct and complete copies of resolutions of the Board of Directors of such corporation authorizing the execution and delivery of this Agreement, the performance of the Purchaser's and GTSD's obligations hereunder and appointing one or more specific individuals to execute and deliver all of the instruments and documents required to be executed and delivered by the Purchaser and GTSD pursuant to the terms and conditions hereof and (iii) the names and signatures of the officers authorized to execute and deliver this Agreement and the other documents and instruments required hereby and that all such officers still hold the office or position set forth in such certificate.

         Section 7.6 Proceedings Taken.

         All proceedings, corporate or other, to be taken by the Purchaser and GTSD, in connection with the transactions contemplated by this Agreement, shall have been taken.

                          ARTICLE VIII: INDEMNIFICATION

         Section 8.1 Indemnification by BETI and Bird.

         (a) BETI and Bird hereby jointly and severally covenant and agree to indemnify the Purchaser, GTSD and their officers, directors, employees, agents, Affiliates, successors and assigns and hold each of them harmless against and with respect to any and all liabilities, losses, damages, claims, deficiencies, costs and expenses, interest, awards, judgments and penalties (including, without limitation, reasonable legal costs and expenses) actually suffered or incurred by it, (hereinafter, a "Loss"), arising out of or resulting from:

             (i) the breach of any representation or warranty by the BETI or Bird contained herein or in any document delivered hereunder at the Closing;

             (ii) the breach of any covenant or agreement by the Company, BETI or Bird contained herein or in any document delivered hereunder at the Closing; or

             (iii) any investigation, suit, action, demands, assessments, judgments or other proceeding by or before any court or governmental or regulatory agency which seeks to restrain, modify, prohibit or revoke, or seeks damages or other relief in connection with the consummation of this transaction.

                   Notwithstanding anything herein to the contrary, the fact that an item may be disclosed on a schedule to this Agreement in response to a representation or warranty contained in Article III hereto, shall not in any way limit any rights that an indemnified party referred to in this Section 8.1(a) shall have to indemnification for any Losses resulting therefrom, except to the extent a statement in such schedule expressly limits or excludes any right to indemnity in respect thereof. The inclusion of an item on a schedule attached hereto is merely for purposes of disclosure and not to release Bird or BETI from any liability therefor, except as may be otherwise expressly provided on the schedule.

         (b) In addition to any other indemnification provided herein, BETI and Bird hereby jointly and severally covenant and agree to indemnify the Company, Purchaser, GTSD and their officers, directors, employees, agents, Affiliates, successors and assigns and hold each of them harmless against and with respect to any and all Losses arising out of or resulting from:

             (i) the litigation between Universal Process Equipment, Inc. and Universal Industrial Refrigeration, Inc. and the Company and an Affiliate of Bird and the litigation between BAC Holdings Inc. and the Company;

             (ii) any additional assessment against the Company for taxes of any kind due and payable for the period up to and including the Closing Date; and

             (iii) items II, III, IV and VI reflected on Schedule 3.9 hereto.

         Section 8.2 Indemnification by Purchaser and GTSD.

         Purchaser and GTSD (but not their officers, directors, stockholders, employees, agents or Affiliates) hereby jointly and severally covenant and agree to indemnify BETI and Bird and their officers, directors, employees, agents, Affiliates, successors and assigns and holds each of them harmless against and with respect to any and all Losses, arising out of or resulting from:

         (a) the breach of any representation or warranty by Purchaser or GTSD contained herein or in any document delivered hereunder at the Closing;

         (b) the breach of any covenant or agreement by Purchaser or GTSD contained herein or in any document delivered hereunder at the Closing;

         (c) payment claims by any of the Company's vendors or suppliers to the extent such claims are fully reflected as payables on the August 31, 1995 balance sheet of the Company; or

         (d) payment claims that arise pursuant to the leasing of the Company's automobiles, which leases are assumed by the Company pursuant to Section 5.12 hereto, to the extent of the payment obligations reflected on Schedule 5.12 hereto.

         Section 8.3 Procedures for Third Party Claims.

         Promptly after the assertion by any third party of any claim against any party entitled to be indemnified under this Article VIII (the "Indemnitee") that, in the judgment of such Indemnitee, may result in the incurrence by such Indemnitee of Losses for which such Indemnitee would be entitled to indemnification pursuant to this Agreement, such Indemnitee shall deliver to the other party or parties who has indemnified such Losses hereunder ("Indemnitor") a written notice describing such claim. Such Indemnitor may participate in and, at its option upon acknowledgment of Indemnitee's right to indemnification for such matter, assume the defense of the Indemnitee against such claim, including the employment of counsel, who shall be reasonably satisfactory to such Indemnitee. In such case, any Indemnitee shall have the right to employ separate counsel in any such action or claim and to participate in the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within a reasonable time after having been notified by the Indemnitee of the existence of such claim as provided in the preceding sentence, to assume the defense of the such claim, (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor or
(iii) the named parties to any such action (including impleaded parties) include both such Indemnitee and the Indemnitor and such Indemnitee shall have been advised in writing by such counsel that there may be conflicting interests between Indemnitee and the Indemnitor in the legal defense thereof. No Indemnitor shall be liable to indemnify any Indemnitee for any compromise or settlement of any such action or claim effected without the consent of the Indemnitor.

         Section 8.4 Limits for Recovery of Losses.

         Notwithstanding anything herein to the contrary, BETI and Bird shall not be liable as Indemnitors for any Losses of Purchaser under this Article VIII unless and until the aggregate amount of all Losses hereunder by Purchaser equals or exceeds $50,000, in which case BETI and Bird shall be jointly and severally liable for all Losses pursuant to Section 8.1(a) of the indemnified parties identified in Section 8.1 up to a maximum aggregate amount of $500,000 (in excess of the $50,000 referred to above) and BETI and Bird shall be jointly and severally liable for all Losses pursuant to Section 8.1(b)(ii) of the indemnified parties identified in Section 8.1 up to a maximum aggregate amount of $125,000.

         Section 8.5 Waiver of Contribution.

         Neither BETI nor Bird shall have any right to seek contribution from the Company in the event that BETI and/or Bird is required to make any payments under this Article VIII.

         Section 8.6 Sole Remedy.

         Recourse under this Article VIII shall be Purchaser's, GTSD's and their officers, directors, employees, agents, Affiliates, successors and assigns sole remedy against BETI or Bird.

                              ARTICLE IX: SURVIVAL

         Except for actions based upon a claim of fraud (which shall survive without limitation), all representations and warranties made pursuant to or in connection with this Agreement shall survive the Closing, but shall terminate two (2) years after the Closing Date; provided, that there shall be no such termination with respect to any representation or warranty as to which a bona fide claim has been asserted prior to such date.

                            ARTICLE X: MISCELLANEOUS

         Section 10.1 No Assignment.

         No assignment by any of the parties of their respective rights nor delegation by any of the parties of their respective duties shall be permitted hereunder without the prior written consent of all other parties hereto.

         Section 10.2 Costs.

         Each party hereto shall pay all fees and expenses incurred by it in connection with the negotiation, preparation, and performance of this Agreement, including fees and disbursements of their respective counsel, accountants and financial advisors.

         Section 10.3 Publicity.

         Prior to Closing, Purchaser, GTSD, the Company, BETI and Bird agree not to issue any statement or communication to the public or the press regarding the transactions contemplated by this Agreement without the prior written consent of the other parties; provided, however, that each party shall be permitted, upon notice to the other, to make such disclosures to the public or such governmental entities as its counsel reasonably should deem necessary to maintain compliance with applicable law.

         Section 10.4 Confidentiality.

         Purchaser, GTSD, the Company, BETI and Bird will hold, and will cause their employees, representatives, agents and affiliated persons to hold in strict confidence, and not disclose to any other party, and not use in any way except in connection with the transactions contemplated hereby, without the prior written consent of the other party, all confidential information obtained from the other party in connection with the transactions contemplated by this Agreement (including the existence of this Agreement, any of the terms hereof, and the negotiations between the parties hereto), except such information may be disclosed: (a) to Applicable Authorities and, where necessary, to any other person in connection with the obtaining of the Licenses and Approvals and the consents or waivers contemplated or required by the terms of this Agreement; (b) if required by court order or decree or any Applicable Law; (c) if it is publicly available through no act or failure to act of such party; (d) was already known to such party on a confidential basis on the date of receipt; (e) during the course of or in connection with any litigation, governmental investigation, arbitration or other proceedings based upon or in connection with the subject matter of this Agreement, including the failure of the transactions contemplated hereby to be consummated; or (f) if it is otherwise expressly provided for herein.

         Section 10.5 Parties in Interest.

         This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors, heirs, personal representatives, and assigns permitted under the terms of this Agreement.

         Section 10.6 Entire Agreement.

         This Agreement, any Exhibits, Schedules and any other writings delivered pursuant hereto which form a part hereof and all other documents delivered contemporaneous with the execution hereof contain the entire understanding of the parties with respect to its subject matter and supersede all prior oral and written agreements and understandings between the parties with respect to its subject matter. In this regard, although the Bird Letter of Intent and the Minority Shareholders' Letter of Intent shall be merged into and superseded by this Agreement, certain descriptive language contained therein is expressly referred to herein and shall be interpreted as if expressly set forth herein.

         Section 10.7 Construction.

         The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The masculine pronoun shall include the feminine and neuter, and vice versa, where the context so requires.

         Section 10.8 Notices.

         Except as otherwise expressly stated, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed given upon the earlier of (i) when it is personally delivered, (ii) three (3) days after having been mailed by certified mail, postage prepaid, return receipt requested, (iii) two (2) days after having been sent by recognized overnight delivery service or (iv) one (1) day after having been sent by facsimile transmission, addressed as follows:

         If to GTSD:

         GTS Duratek, Inc.
         8955 Guilford Road, Suite 200
         Columbia, Maryland  21046
         Attention:  Robert E. Prince, President and Chief
                     Executive Officer
         Telecopy No.: (301) 621-8211
         with a copy to:

         Piper & Marbury L.L.P.
         Charles Center South
         36 South Charles Street
         Baltimore, Maryland 21201-3010
         Attention:  Henry D. Kahn, Esquire
         Telecopy No.: (410) 576-1700

         If to Purchaser:

         GTSD Sub II, Inc.
         8955 Guilford Road, Suite 200
         Columbia, Maryland  21046
         Attention:  Robert E. Prince, President
         Telecopy No: (301) 621-8211

         with a copy to:

         Piper & Marbury L.L.P.
         Charles Center South
         36 South Charles Street
         Baltimore, Maryland 21201-3010
         Attention:  Henry D. Kahn, Esquire
         Telecopy No.: (410) 576-1700

         If to Company:

         Bird Environmental Gulf Coast, Inc.
         2700 Avenue S
         San Leon, Texas 77539
         Attention:  Bob Hensel, President
         Telecopier No.: (713) 559-1364

         with a copy to:

         Piper & Marbury L.L.P.
         Charles Center South
         36 South Charles Street
         Baltimore, Maryland 21201-3010
         Attention:  Henry D. Kahn, Esquire
         Telecopy No.: (410) 576-1700

         If to BETI:

         Bird Environmental Technologies, Inc.
         1077 Pleasant Street
         Norwood, Massachusetts 02062
         Attention: Frank S. Anthony, Vice President and General Counsel Telecopy No.: (617) 551-9507

         If to Bird:

         Bird Corporation
         1077 Pleasant Street
         Norwood, Massachusetts  02062
         Attention: Frank S. Anthony, Vice President and General Counsel Telecopy No.: (617) 551-9507

or to such other address as the person to whom notice is to be given may have previously furnished to the other in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

         Section 10.9 Counterparts.

         This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 10.10 Governing Law.

         This Agreement is governed by and construed and enforced in accordance with the laws of the State of Maryland, excluding any laws thereof which would direct the application of the law of another jurisdiction, and exclusive venue for filing any lawsuit shall be in the federal courts in Maryland.

         Section 10.11 Specific Performance.

         The parties acknowledge and agree that the breach of the provisions of this Agreement could not be adequately compensated with monetary damages, and the parties hereto agree, accordingly, that injunctive relief and specific performance shall be appropriate remedies to enforce provisions of this Agreement and waive any claim or defense that there is an adequate remedy at law for such breach; provided, however, that nothing herein shall limit the remedies herein, legal or equitable, otherwise available and all remedies herein are in addition to any remedies available at law or otherwise.

         Section 10.12  Severability.

         If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

         Section 10.13 Further Assurances.

         From time to time, at Purchaser's request and without further consideration, BETI and Bird shall execute and deliver to Purchaser such documents and take such other action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby.

         Section 10.14 No Drafting Presumption.

         Each of the parties hereto shall be deemed to have participated equally in the drafting and preparation of this Agreement and, accordingly, no presumption shall arise concerning the interpretation of any of the provisions hereof with respect to the party or parties responsible for its preparation.

         Section 10.15 Incorporation by Reference; Use of Certain Terms.

         All Exhibits and Schedules attached to this Agreement shall be deemed incorporated herein by reference as if fully set forth herein. When the context requires, the gender of all words used herein shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural.

         Section 10.16 Amendment and Waiver.

         This Agreement may not be amended or modified except by a written instrument signed by the parties hereto. The waiver by any party of such party's rights under this Agreement in any particular instance or instances, whether intentional or otherwise, shall not be considered as a continuing waiver which would prevent subsequent enforcement of such rights or of any other rights.

         Section 10.17 Waiver of Jury Trial.

         THE COMPANY, BETI, BIRD, PURCHASER AND GTSD HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE STOCK, OR ANY

DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE COMPANY, BETI, BIRD, PURCHASER AND GTSD FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATIONS TO (OR ASSIGNMENTS OF) THIS AGREEMENT OR THE STOCK. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the parties hereto on the date first above written.

WITNESS/ATTEST:                           BIRD ENVIRONMENTAL GULF COAST, INC.

By:_______________________________        By:  _________________________(SEAL)
                                               Frank A. Anthony
                                               Vice President

                                          BIRD ENVIRONMENTAL TECHNOLOGIES, INC.

By:_______________________________        By:  _________________________(SEAL)
                                               Frank A. Anthony
                                               Vice President

                                          BIRD CORPORATION

By:_______________________________        By:  _________________________(SEAL)
                                               Frank A. Anthony
                                               Vice President

                                          GTS DURATEK, INC.

By:_______________________________        By:  _________________________(SEAL)
      Diane R. Brown, Secretary                Robert F. Shawver

                                               Executive Vice President

                                          GTSD SUB II, INC.

By:_______________________________        By:  _________________________(SEAL)
      Diane R. Brown, Secretary                Robert F. Shawver

                                               Vice President